EXHIBIT 99.1

NGP Capital Resources Company Announces Second Quarter 2013 Financial Results and Portfolio Activity

HOUSTON, Aug. 8, 2013 (GLOBE NEWSWIRE) -- NGP Capital Resources Company (Nasdaq:NGPC) (the "Company") today announced its financial results for the second quarter of 2013.

Highlights for the quarter ended June 30, 2013:

Net asset value: $187.1 million, or $9.13 per share
Quarterly dividends declared: $0.16 per share

Operating Results:
Total investment income: $9.6 million
Net investment income: $5.5 million, or $0.26 per share
Net realized gain on investments: $1.1 million, or $0.05 per share
Net unrealized depreciation on investments:  $3.0 million, or $0.15 per share

New investments in portfolio securities during the quarter: $28.9 million
Redemption of portfolio securities during the quarter: $49.9 million
Fair value of portfolio investments at June 30, 2013: $209.3 million
Weighted average yield on portfolio investments: 9.9%
Number of portfolio companies at June 30, 2013: 16

Portfolio and Investment Activity

During the second quarter of 2013, we invested $28.9 million in new portfolio investments and received proceeds from redemption and repayments of portfolio securities totaling $49.9 million.

On June 28, 2013, Resaca Exploitation, Inc. ("Resaca") completed the sale of substantially all of its oil and gas properties to Legacy Reserves Operating LP, a Midland, Texas-based oil and gas company, for $72 million, subject to customary adjustments. In connection with the sale, we received a cash payment of $16.1 million, representing full principal payment of our Senior Unsecured Term Loan and an interest "make whole" provision of $2.2 million, or $0.11 per share. Subsequently, Resaca's common stock, of which we own 1.36 million shares, or 6.6% of Resaca's common stock outstanding, has been delisted from the Alternative Investment Market of the London Stock Exchange, and will ultimately be liquidated to shareholders as Resaca winds up its operations. Our investment in the Resaca Term Loan resulted in an internal rate of return of 21.2% and a return on investment of 1.61x.

On June 14, 2013, Castex Energy Development Fund, LP ("CDF") repaid its $55.0 million debt obligation under its Senior Secured Term Loan, including the $27.5 million face amount that we held, and including an interest "make whole" provision to us of $0.3 million, or $0.01 per share. CDF also repurchased the Class B LP units, resulting in net proceeds to us of $1.8 million, and a realized capital gain of $1.8 million, or $0.08 per share. This investment was outstanding for 22 months and generated an internal rate of return of 17.8% and a return on investment of 1.3x.

On May 24, 2013, we closed a $15.0 million Senior Secured Term Loan to a subsidiary of Crossroads Energy Partners, LLC ("Crossroads"), a Houston-based oil and gas company, with initial availability of $11.0 million and initial funding of $9.0 million. Proceeds from the Senior Secured Term Loan were used to acquire a 100% working interest in certain producing oil properties located in Central Louisiana and for the development of such properties. The Crossroads Senior Secured Term Loan earns interest at an annual rate of 11.5% (LIBOR + 10.5%) and matures in May 2016. As consideration for providing the Term Loan, we also received a 2% overriding royalty interest in the properties and penny warrants to purchase up to 18% of the operating subsidiary.

On April 22, 2013, we provided $17.5 million of financing to Nekoosa Coated Products ("Nekoosa"), a private manufacturer of carbonless sheets and specialty products used in the commercial printing industry, in the form of a Second Lien Term Loan, to facilitate the acquisition of IGI Corp., a leading manufacturer of specialty pressure sensitive graphic arts materials used in the signage and visual communications industry. The Second Lien Term Loan earns interest payable in cash at an annual rate of 13% plus paid-in-kind interest of 2% per annum and matures on October 22, 2018.

We have continued to receive our share of monthly production payments from ATP Oil & Gas Corporation ("ATP"), pursuant to our limited-term overriding royalty interests (the "ORRIs") in ATP's Gomez and Telemark offshore oil and gas properties, in accordance with the Bankruptcy Court's order and subject to a Disgorgement Agreement executed in August 2012, shortly after ATP filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Operations and production ceased on the Gomez properties on April 30, 2013, as a result of an order issued on behalf of the U.S. Bureau of Safety and Environmental Enforcement. As of June 30, 2013, our unrecovered investment in the ORRIs was $30.0 million, and we had received aggregate production payments of $20.0 million subject to the Disgorgement Agreement, $4.9 million of which was received during the second quarter of 2013. Of the $11.1 million of ORRI distribution we received during the first six months of 2013, $4.6 million was attributable to Gomez production and $6.5 million was attributable to Telemark production.

On May 7, 2013, ATP conducted an auction of its assets and selected a credit bid that did not include an offer to purchase the Gomez properties. On July 9, 2013, the Court entered its interim order approving the sale of ATP's assets on an interim basis, subject to a final hearing at which the Court will consider evidence relating to the approval of the proposed purchaser.

Operating Results

Investment income totaled $9.6 million for the quarter ended June 30, 2013, increasing 81% compared to $5.3 million in the corresponding quarter of 2012, primarily attributable to "make whole" interest earned from the early repayments of loans from CDF and Resaca totaling $2.5 million, and as a result of higher overall portfolio balances offset by lower weighted average yields.

Operating expenses for the second quarter of 2013 were $4.1 million, increasing $1.5 million, or 55%, compared to the second quarter of 2012, primarily as a result of higher interest expenses on increased borrowings to support our larger investment portfolio and higher base management fees on higher total asset balances. In addition, management and incentive fees included investment income incentive fees of $0.4 million in the second quarter of 2013, as a result of our net investment income exceeding the quarterly hurdle rate of 2% in the quarter. The resulting net investment income was $5.5 million, or $0.26 per share, for the quarter ended June 30, 2013, compared to $2.6 million, or $0.12 per share, for the quarter ended June 30, 2012.

We recognized net realized capital gains of $1.1 million, or $0.05 per share, during the three months ended June 30, 2013. The realized gain in 2013 resulted from a $1.8 million gain from the sale of our Class B LP units of CDF, partially offset by a $0.2 million loss on the disposition of our Resaca warrants and a $0.5 million loss resulting from adjustments to the realized amounts recorded on our 2011 sales of our investments in Alden Resources, LLC and DeanLake Operator, LLC. We did not realize any significant gains or losses on investments during the three months ended June 30, 2012.

During the three months ended June 30, 2013, we recorded $3.0 million, or $0.15 per share, of net unrealized depreciation on portfolio investments, primarily due to decreases in the estimated fair value of our investments in Spirit Resources, LLC preferred units of $1.6 million, Midstates Petroleum Company ("Midstates") Senior Unsecured Notes of $1.4 million, Talos Production, LLC Senior Unsecured Notes of $0.9 million and net increases in remaining investments of $0.9 million. During the three months ended June 30, 2012, we recorded net unrealized depreciation on portfolio investments totaling $1.5 million, largely due to decreases in the estimated fair value of our investments in Black Pool Energy Partners, LLC ("Black Pool") of $2.0 million and Globe BG, LLC ("Globe") of $0.9 million, partially offset by increases in the values of our investments in CDF of $1.1 million and EP Energy of $0.9 million. Net decreases in the estimated fair value of remaining investments totaled $0.6 million.

In May 2013, we repurchased an aggregate of 520,889 shares of our common stock in the open market at an average price of $6.49 per share, totaling $3.4 million. These repurchases were made at an approximate discount to net asset value of 28%. By comparison, in May 2012, we repurchased an aggregate of 250,029 shares of our common stock at an average price of $6.51 per share, totaling $1.6 million. Under the terms of our stock repurchase plan, we are authorized to repurchase up to an additional $2.4 million of our common stock.

Overall, we had a net increase in net assets resulting from operations of $3.5 million, or $0.16 per share, for the three months ended June 30, 2013. Our stock repurchase activity had a $0.08 per share positive impact on net asset value and, after declaring dividends during the period of $0.16 per common share, our net asset value increased from $9.05 per common share as of March 31, 2013 to $9.13 per common share as of June 30, 2013.

Liquidity and Capital Resources

At June 30, 2013, we had cash and cash equivalents totaling $49.2 million. The amount outstanding under our Investment Facility at June 30, 2013 was $72.0 million and there was no additional amount available for borrowing. We repaid $44.0 million of the $72.0 million balance outstanding under the Investment Facility in July 2013. The amount outstanding under our Treasury Facility at June 30, 2013 was $45.0 million and there was no additional amount available for borrowing. We repaid the entire balance outstanding under the Treasury Facility in July 2013.

Conference Call at 11:00 a.m. Eastern Time on August 8, 2013

We invite all interested persons to participate in our conference call on Thursday, August 8, 2013 at 11:00 a.m. Eastern Time. The dial-in number for the call is (877) 303-7617. International callers should dial (760) 666-3609.  The call will also be accessible via the internet, on our Investor Relations page at www.ngpcrc.com.

NGP CAPITAL RESOURCES COMPANY
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

	June 30,	December 31,
	2013	2012
	(Unaudited)
Assets
Investments in portfolio securities at fair value
Control investments - majority owned
(cost: $25,903 and $8,140, respectively)	$ 23,361	$ 8,608
Affiliate investments
(cost: $20,567 and $16,280, respectively)	17,521	13,153
Non-affiliate investments
(cost: $179,686 and $193,332, respectively)	168,404	191,853
Total portfolio investments	209,286	213,614
Investments in U.S. Treasury Bills at fair value
(cost: $46,000 and $45,996, respectively)	46,000	45,996
Total investments	255,286	259,610
Current assets
Cash and cash equivalents	49,155	47,655
Accounts receivable and other current assets	675	732
Interest receivable	2,596	1,876
Prepaid assets	2,910	2,449
Total current assets	55,336	52,712
Total assets	$ 310,622	$ 312,322

Liabilities and net assets
Current liabilities
Accounts payable and accrued expenses	$ 1,328	$ 1,372
Management and incentive fees payable	1,829	1,305
Dividends payable	3,280	3,363
Income taxes payable	37	515
Short-term debt	45,000	45,000
Total current liabilities	51,474	51,555
Deferred tax liabilities	--	1
Long-term debt	72,000	59,500
Total liabilities	123,474	111,056
Commitments and contingencies
Net assets
Common stock, $.001 par value, 250,000,000 shares authorized;
20,499,188 and 21,020,077 shares issued and outstanding	20	21
Paid-in capital in excess of par	247,708	251,088
Undistributed net investment income (loss)	(532)	(1,672)
Undistributed net realized capital gain (loss)	(46,312)	(47,148)
Net unrealized appreciation (depreciation) on investments	(13,736)	(1,023)
Total net assets	187,148	201,266
Total liabilities and net assets	$ 310,622	$ 312,322
Net asset value per share	$ 9.13	$ 9.57

NGP CAPITAL RESOURCES COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	For The Three Months Ended		For The Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Investment income
Interest income:
Control investments - majority owned	$ 492	$ --	$ 893	$ --
Affiliate investments	3,335	431	4,055	809
Non-affiliate investments	4,827	4,445	8,460	9,284
Dividend income:
Non-affiliate investments	995	--	1,978	--
Royalty income, net of amortization:
Control investments - majority owned	15	--	15	--
Non-affiliate investments	--	162	--	308
Other income (loss)	(51)	273	15	529
Total investment income	9,613	5,311	15,416	10,930
Operating expenses
Interest expense and bank fees	998	324	1,813	658
Management and incentive fees	1,830	1,064	3,197	2,148
Professional fees, net of legal fees of $658, $0, $2,356 and $0 related to the ATP bankruptcy	261	320	559	522
Insurance expense	180	181	359	361
Other general and administrative expenses	858	769	1,667	1,610
Total operating expenses	4,127	2,658	7,595	5,299
Income tax provision (benefit), net	22	11	38	24
Net investment income	5,464	2,642	7,783	5,607
Net realized capital gain (loss) on investments
Control investments - majority owned	(464)	(6)	(464)	(36)
Affiliate investments	(250)	--	(250)	--
Non-affiliate investments	1,778	--	1,550	--
Total net realized capital gain (loss) on investments	1,064	(6)	836	(36)
Net unrealized appreciation (depreciation) on investments
Control investments - majority owned	(1,167)	--	(3,010)	(150)
Affiliate investments	(176)	(85)	81	(605)
Non-affiliate investments	(1,672)	(1,462)	(9,785)	481
Benefit (provision) for taxes on unrealized appreciation (depreciation) on investments	--	1	1	3
Total net unrealized appreciation (depreciation) on investments	(3,015)	(1,546)	(12,713)	(271)
Net increase (decrease) in net assets resulting from operations	$ 3,513	$ 1,090	$ (4,094)	$ 5,300
Net increase (decrease) in net assets resulting from operations per common share	$ 0.16	$ 0.05	$ (0.20)	$ 0.25

Dividends declared per common share	$ 0.16	$ 0.13	$ 0.32	$ 0.25
Weighted average shares outstanding - basic and diluted	20,780	21,515	20,899	21,572

	For The Three Months Ended		For The Six Months Ended
	June 30,		June 30,
Per Share Data (1)	2013	2012	2013	2012

Net asset value, beginning of period	$ 9.05	$ 9.33	$ 9.57	$ 9.26

Net investment income	0.26	0.12	0.37	0.26
Net realized and unrealized gain (loss) on investments	(0.10)	(0.07)	(0.57)	(0.01)
Net increase (decrease) in net assets resulting from operations	0.16	0.05	(0.20)	0.25

Dividends declared	(0.16)	(0.13)	(0.32)	(0.25)
Other (2)	0.08	0.04	0.08	0.03

Net asset value, end of period	$ 9.13	$ 9.29	$ 9.13	$ 9.29

(1) Per Share Data is based on weighted average number of common shares outstanding for the period.
(2) Represents the impact of common stock repurchases.

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. We principally invest in private companies and from time to time, we may also invest in public companies. We invest primarily in senior secured and mezzanine loans according to our business plan and in some instances receive equity interests in portfolio companies in connection with such investments. Our manager is NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management, L.L.C. ("NGP ECM"). Founded in 1988, NGP ECM is a premier investment franchise in the natural resources industry, which together with its affiliates has managed approximately $13 billion in cumulative committed capital since inception. NGP ECM's investment platform includes Natural Gas Partners, NGP Global Adaptation Partners, NGP Capital Resources Company and NGP Energy Technology Partners, L.P. www.ngpenergycapital.com.

Forward-Looking Statements

This press release may contain forward-looking statements. We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC").

You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the Company carefully before investing. Such information and other information about us is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC's website, www.sec.gov, and in the Investor Relations section of our website at www.ngpcrc.com. Prospective investors should read such materials carefully before investing.

CONTACT: INVESTMENT CONTACT:
         Please send investment proposals to:
         NGP Capital Resources Company 713-752-0062
         Steve Gardner (sgardner@ngpcrc.com),
         Michael Brown (mbrown@ngpcrc.com), or
         Hans Hubbard (hhubbard@ngpcrc.com).

         INVESTOR RELATIONS CONTACT:
         L. Scott Biar (investor_relations@ngpcrc.com), 713-752-0062.